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                                                                Exhibit 10.5

                        KOSAN BIOSCIENCES INCORPORATED
                                1450 ROLLINS ROAD
                              BURLINGAME, CA 94010


                    AMENDED AND RESTATED CONSULTING AGREEMENT



Chaitan Khosla                                                 December 7, 1998
740 La Para Avenue
Palo Alto, CA 94306

Dear Chaitan:

Kosan Biosciences Incorporated ("Kosan") desires to amend and restate the Amended and Restated Consulting Agreement dated March 29, 1996 between you and Kosan concerning its engagement of you as a consultant and advisor for its scientific and business activities as follows:

1. You are the founder of Kosan and have served as a director of and as a consultant of Kosan since its inception. During the term of this Agreement Kosan will continue to retain you as a consultant, and, so long as you so desire, will use its best efforts to cause you to be elected to the Board of Directors of Kosan at each time directors are elected. In addition to your services to Kosan as a director, you will consult with officers, directors, employees and consultants of Kosan regarding Kosan's scientific and business affairs. You will devote such time to the affairs of Kosan, not to exceed one day per week, reasonably necessary to fulfill your duties to Kosan.

2. Kosan has granted you an option to purchase 65,000 shares of its Common Stock at a purchase price of $1.00 per share with vesting commencing January 1, 1999 and continuing over a four year period.

3. Commencing January 1, 1999, you will receive compensation for your services at a mutually agreed upon rate, but not less than $100,000 per year, payable monthly on the regular paydays of Kosan. In determining your rate of compensation, Kosan will take into account, among other relevant factors the time you have devoted and will devote in the future to the funding of Kosan, including the establishment of strategic relationships, and the value you have brought to Kosan through such funding and strategic relationships. In addition, you will be eligible to receive bonus compensation in the discretion of the Board of Directors. Annual bonuses would normally be expected if Kosan is performing substantially in accordance with its operating plan. At any time during the term of this letter agreement you may, at your

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Consulting Agreement
Chaitan Khosla
December 7, 1998
Page #2

     option, become an employee of Kosan. If you become a full time employee of Kosan, you shall be appointed to a senior executive position of Kosan as determined by the Board of Directors and your salary and bonus shall be commensurate with that position. You will be entitled to reimbursement of expenses incurred by you in connection with the services you render to Kosan in accordance with Kosan' expense reimbursement policies.

4. You agree that after February 26, 1996 any inventions, innovations, suggestions, ideas and reports made by you which are directly related to Kosan' business and result from services performed by you under this letter agreement or any prior consulting agreement between you and Kosan shall be promptly disclosed to Kosan and shall become the sole property of Kosan. Any patent applications or patents relating to the foregoing, and all rights pertaining thereto, are hereby assigned to Kosan. Appendix A describes items specifically excluded from this agreement.

     Kosan is aware that you are subject to the Patent Policy of the Stanford University which requires you to disclose to it any inventions made by you during your employment with the University. Kosan agrees that nothing contained in this agreement shall place you in conflict with your obligations under the University's Patent Policy. Kosan agrees, and you agree as well, to work cooperatively with the University to resolve any potential conflicts over rights to inventions and your obligations under the University's Patent Policy.

5. You agree that during the term of this Agreement and any subsequent extensions, and for a period of three years thereafter, you will not disclose or use, without prior written consent of Kosan, any Kosan confidential information. "Confidential information" in this context means all data, information, technology, or trade secrets (including all cell cultures, chemical materials or biological materials derived therefrom) relating to Kosan' technical programs or business plans, which you know or have reason to know is regarded as confidential by Kosan.

     This agreement does not apply to confidential information that (i) has become part of the public domain except by breadth of this agreement,
     (ii) that Kosan patented, published or otherwise disclosed, (iii) that you knew prior to its disclosure to you by Kosan, or (iv) that you learned from a source having no duty to Kosan.

6. You further agree that during the terms of this Agreement you will not disclose to Kosan any proprietary information, such as trade secrets, which is confidential to any third party or institution.

7. You agree that as a consultant you are not an employee of Kosan, but are instead, an independent contractor.

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Consulting Agreement
Chaitan Khosla
December 7, 1998
Page #3

8. You warrant that you are permitted to enter into this Agreement and that the terms are not inconsistent with present employment or other contractual agreements.

9. The term of this Agreement shall begin on the date hereof and shall continue through February 28, 2000, unless earlier terminated. The term of this agreement shall be automatically extended for an additional two year term unless either party gives written notice to the other to the contrary on or before November 30, 1999. Either party may terminate this letter agreement prior to the end of the initial term (or extended term, as applicable) upon thirty (30) days prior written notice to the other party. This letter agreement will terminate in the event of your death or permanent disability. Your permanent disability means your inability to perform any services for Kosan (including services performed away from the company's facilities) for a continuous period in excess of six months.

10.  In the event that:

     (A)(i) Kosan enters a merger or other reorganization (as defined in Section 181 of the California Corporations Code) with or into another corporation or entity (except where California Corporations Code Section 1201(b) does not require the approval of the outstanding shares of Kosan with respect to such merger or other reorganization), (ii) Kosan sells all or substantially all of its assets, (iii) a person or entity makes a tender or exchange offer for and acquires 50% or more of the issued and outstanding voting securities of Kosan, or (iv) any person within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires more than 50% of Kosan's issued and outstanding voting securities of Kosan, or

     (B)(i) you are not elected to the Board of Directors so long as you desire, (ii) Kosan is in material breach of the terms of this letter agreement and has not cured this breach within thirty days, or (iii) Kosan is bankrupt or insolvent, or

     (C) Kosan terminates this letter agreement without cause,

     then (1) Kosan will pay you the greater of (x) any remaining compensation payable during the initial term (or extended term, as applicable), or (y) an amount equal to two times your current annual compensation for the current year (the "Severance Payment") and (2) all of your stock options, stock awards and similar equity rights will immediately vest fully and become exercisable. Kosan will also be obligated to make the Severance Payment if you die or become permanently disabled and Kosan has not provided both life and disability insurance to you in the amount of $1,000,000. As used in this letter agreement, "cause" shall

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Consulting Agreement
Chaitan Khosla
December 7, 1998
Page #4

     mean (i) any material breach of this letter agreement by you which is not cured within thirty days after notice of breach is provided to you by the Company, (ii) your conviction of a felony, or (iii) any action by you which in the reasonable judgment of Kosan constitutes dishonesty, larceny, fraud, deceit or gross negligence by you in the performance of your duties to Kosan or willful misrepresentation to shareholders, directors or officers of Kosan.

If you are in agreement with the foregoing terms and conditions, please sign and date both original copies of this letter and return one to Kosan.

Sincerely,

/s/ Daniel V. Santi

Kosan Biosciences Incorporated
Daniel V. Santi
President


AGREED
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NAME: CHAITAN KHOSLA
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DATE: December 7, 1998
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                                     APPENDIX A

     This Consulting Agreement between Kosan and Chaitan Khosla excludes the following U.S. patents:

     1. "Enhancement of Cell Growth by Expression of a Cloned Hemoglobin Gene," filed in 1991 and owned by California Institute of Technology; and

     2. "A Method of Generating Multiple Protein Variance and Populations of Protein Variance Prepared Thereby," filed in 1995 and owned by Stanford University.